EXHIBIT 99.1

                          APPALACHIAN BANCSHARES, INC.
                  REPORTS EARNINGS FOR ITS FIRST QUARTER ENDED
                                 March 31, 2003

Ellijay,  GA.,  April 25 / PR Newswire - First Call/ -  Appalachian  Bancshares,
Inc. (the "Company") (Other OTC: APAB.PK-News), today, announced that net income for the quarter ended March 31, 2003, was $626,635, compared to net income of $650,829 for the quarter ended March 31, 2002, which represents a decrease of $24,194. The decrease was due primarily to costs associated with the opening of the Company's new banking office in Blue Ridge, Georgia and losses attributable to two commercial loans identified as "non-performing". Basic earnings per share were $0.20 and $0.22 for the quarters ended March 31, 2003 and 2002, respectively. Diluted earnings per share were $0.19 and $0.20 for the quarters ended March 31, 2003, and 2002, respectively.

Net interest income  increased from $2,777,405 to $3,229,089,  or 16.26 percent, for the quarters ended March 31, 2002 and 2003, respectively.  The provision for loan loss was  $360,000  for the  quarter  ended  March 31,  2003,  compared  to
$146,000 for the quarter ended March 31, 2002. The increase in this provision is
related  to  two  commercial   relationships  that  the  Company  recognized  as
charge-offs.   Noninterest  expense  increased  $595,464,  from  $2,095,183,  to
$2,690,647  for the quarters ended March 31, 2002 and 2003,  respectively.  This increase was related to the opening of the Company's new banking  office in Blue
Ridge,  Georgia as well as to the additional  staff required to accommodate  the growth that the Company has experienced over the previous months.

Tracy R. Newton, President and Chief Executive Officer of the Company, stated that, "In the current rate environment, maintaining our net interest margin will be our biggest challenge. To address this challenge, we have initiated several new procedures aimed at defining our best funding sources and closely monitoring our funding cost. Loan demand remains strong; however, we remain vigilant with respect to asset quality. Overall we believe that the Company is well positioned for the remaining quarters of this year and beyond.

Appalachian Bancshares, Inc., is a bank holding company that owns all of the outstanding shares of capital stock of Appalachian Community Bank. The Company, through Appalachian Community Bank, engages in a full range of banking services in northern Georgia, through banking offices located in Ellijay, Blue Ridge and Blairsville, Georgia. The main banking office of the Company, which is located in Ellijay, Georgia, is operated under the trade name "Gilmer County Bank."

Certain  statements in the release contain  "forward-looking  statements" within the  meaning of the  Private  Securities  Litigation  Reform Act of 1995,  which
statements   can  generally  be   identified  by  the  use  of   forward-looking
terminology,   such  as  "may,"  "will,"  "expect,"  "estimate,"   "anticipate,"
"believe," "target," "plan," "project," "continue," or the negatives thereof, or other variations  thereon or similar  terminology,  and are made on the basis of management's  plans and current  analyses of the  Company,  its business and the industry as a whole. These  forward-looking  statements are subject to risks and uncertainties,  including, but not limited to, economic conditions, competition, interest rate  sensitivity and exposure to regulatory and  legislative  changes.
The above factors, in some cases, have affected, and in the future could affect, the Company's financial  performance and could cause actual results for 2003 and
beyond  to  differ   materially   from  those   expressed  or  implied  in  such
forward-looking  statements,  even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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

                       Statement of Condition - Condensed


Assets (in thousands)                                         3/31/2003            12/31/2002
                                                         ------------------------------------------
 Cash, due from banks, and fed funds sold                 $           23,454     $         22,458
 Interest bearing deposits with other banks                            6,096                8,399
 Securities available for sale                                        43,460               40,375

 Loans                                                               303,510              298,063
 Alowance for loan loss                                                3,216                3,238
    Loans,net                                                        300,294              294,825

 Premises and equipment                                                8,778                8,771
 Other assets                                                          9,354                9,196
    Total assets                                          $          391,436     $        384,024


Liabilities and Stockholders' Equity (in thousands)
 Deposits
    Non interest-bearing                                  $           20,380     $         21,897
    Interest bearing                                                 295,904              294,386
       Total deposits                                                316,284              316,283
 Federal funds purchased and securities
    sold under repurchase agreements                                   8,211                5,929
 Other borrowings                                                     38,086               34,735
 Other liabilities                                                     1,351                1,458
    Total liabilities                                                363,932              358,405

 Stockholders' equity:
 Common stock
                                                                          33                   33
 Capital surplus                                                      17,077               16,429
 Retained earnings                                                    11,123               10,496
 Treasury stock                                                       (1,045)              (1,788)
 Accumulated other comprehensive income
                                                                         316                  449
    Total stockholders' equity                                        27,504               25,619
    Total liabilites and stockholders' equity             $          391,436     $        384,024



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

                                Statement of Earnings - Condensed

(in thousands)                                                          Quarter Ended
                                                         ------------------------------------------
                                                              3/31/2003             3/31/2002
                                                         ------------------------------------------
 Total interest income                                    $            5,645     $          5,667
 Total interest expense                                                2,416                2,890
 Net interest income                                                   3,229                2,777
 Provision for loan loss                                                 360                  146
 Total other income                                                      704                  410
 Total other expenses                                                  2,690                2,095
 Income before taxes                                                     883                  946
 Income tax expense                                                      256                  295

 Net income                                               $              627     $            651

 Per Share Data
    (year to date)
 Net income - basic                                       $             0.20     $           0.22
 Net income - diluted                                     $             0.19     $           0.20
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